Global Response Marketing, LLC &

IDS SOLAR TECHNOLOGIES, INC.

Marketing I Sales & National Call Center Services Agreement

THIS AGREEMENT is made this 24th day of January, 2013 ("effective date") by and between IDS SOLAR TECHNOLOGIES, INC., a Nevada Corporation ("IDST' or "Client"), located at 533 Birch Street, Lake Elsinore, CA 92530 AND GLOBAL RESULTS MARKETING, LLC ("GRM" "Agent" collectively, the "Parties"), a Nevada Limited Liability Company, located at 6250 Mountain Vista Street, Suite A-1, Henderson, Nevada, 89014.

WHEREAS: IDST is currently in the market of building and marketing portable solar generator products ("Current Products").

WHEREAS: IDST desires to contract with and hereby does contracts with GRM to provide sales and marketing through GRM's National Call Center Marking Program described per the terms of setout herein.

WHEREAS: The Parties wish to enter into this agreement based on the mutual promises and covenants contained herein and sufficient consideration acknowledged herein.

1. NATIONAL CALL CENTER- The National Call Center is known as the Global Results Marketing Call Center, located at 6250 Mountain Vista Street, Suite A-1, Henderson, Nevada, 89014, Clark County, and State of Nevada.

2. TERM - The term of this Agreement shall be for an initial period of one year (the "initial term") from the effective date and thereafter automatically renewed from year to year unless terminated pursuant to paragraph 17. Each of said one-year renewal periods is referred to as a "term year."

3. COMPETING PRODUCTS - Parties agree that in exchange for the sole and exclusive appointment, GRM will not market products that compete with the current product offerings of IDST.

4. MEDIA - Working closely with Client's Representatives GRM will coordinate all print, social media, website, trade show, public events, TV, radio, infomercial, product placement, endorsement, advertisement, distribution and promotion of every kind and nature. Client and GRM shall jointly establish a realistic marketing budget for IDST. IDST retains full editorial control and approval only after the ads are approved by IDST, and will pay the direct cost with no mark up by GRM.

5. MINIMUM TARGETS

IDST expects agent to sign the following dealer counts during year one of agreement:

Quarter 1	30 new dealers
Quarter 2	60 new dealers
Quarter 3	90 new dealers
Quarter 4	120 new dealers

Should agent fail to meet these minimum targets corrective actions must and will be agreed upon and instituted.

6. SEGREGATED ACCOUNTS - The Parties agree that GRM will hold all receipts collected in a segregated bank account (ACH, Paypal, etc...) held at JP Morgan/Chase NA ("Accounts"), specifically for IDST as a result of sales by GRM. The Accounts shall always be the sole property and asset of IDST subject to disbursements of expenses to GRM as authorized by this Agreement.

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7. GRM'S AUTHORITY- GRM shall collect all charges and other amounts in connection with the sales of IDST's Current Products through the National Call Center. Such receipts shall be deposited in the Account(s) maintained per paragraph 4.

a. SPECIAL CHARGES- GRM may collect any or all of the following directly from the Account(s): any administrative charge for late payments support, or other related services or charge for returned or non-negotiable checks.

8. DISBURSEMENTS FROM ACCOUNT(S)- All sales proceeds shall be deposited into Account(s). The Account is to be swept weekly for GRM commissions, and other agreed expenses automatically transferred directly into the GRM's general operating account. The net balance is sent to the client. IDST shall set up Pay Pal and Credit Card processing account(s) shall be segregated from all other accounts to prevent fraud and/or charge backs. The Parties, individually, may provide for irrevocable pay orders with the bank to sweep the Account(s) weekly on Wednesdays. Both Parties and a Bank Officer may be required to sign these standing pay orders. GRM's Compensation and fees are detailed in paragraph 16 below.

9. GRM NOT REQUIRED TO ADVANCE FUNDS- In no event shall GRM be required to advance any costs on behalf of IDST.

10. REPORTS- By the seventh day of each month, GRM shall furnish IDST with end of month reports detailing all sales, WIP (work in progress) list and meeting notes.

a. Meetings - The Parties agree that an in person meeting shall be conducted at least once every thirty (30) days.

i. Place of Meeting - Meetings shall be conducted alternatively in California and Nevada or as agreed between the Parties.

ii. Content of Meeting - all previous month's activities, goals, accomplishments, reports and other business will be reviewed. This review will serve to discuss, make adjustments and modifications of any nature to achieve the mutually agreed reasonable targets and goals of the Client. At the end of each Meeting Meeting Minutes will be published and executed by the Parties.

iii. Close of Meetings - Once Meeting Minutes have been executed by the Parties, all issued discussed will be considered closed and resolved. The Parties understand that matters discussed and resolved at any previous Meeting shall not be re-discussed.

11. CONTRACTS. VENDORS AND SERVICE PROVIDERS- Only upon approval of IDST will GRM be authorized to enter into agreements on behalf of IDST for services such as printing and production services, etc., as recommended by GRM and approved by Client for the effective marketing and sales of IDST products. All deposits shall be IDST responsibility.

12. RELATIONSHIP OF GRM AND IDST- The relationship of the parties to this Agreement shall be that of Principal (IDST) and Agent (GRM) and all duties to be performed by GRM under this Agreement shall be for and on behalf of IDST, as a representative of IDST, and for IDST account. At no time shall GRM be considered a direct employee of Client. Neither party shall have the power to bind or obligate the other except as expressly set for in this Agreement, except that; (1) GRM is authorized to act -with such additional authority and power as may be necessary to carry out the spirit and intent of this Agreement (2) GRM is required to act under this Agreement with the utmost good faith and fiduciary for the excusive benefit of IDST and (3) the parties agree GRM is in fact an independent contractor solely accountable for its' actions or omissions and those of its employees.

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13. INDEMNITY-

a. a. IDST shall indemnify, defend and hold GRM harmless from all loss, damage, cost expense (including attorneys' fees and court costs), arising out of GRM's performance of its duties hereunder; provided however, that GRM shall not be entitled to such indemnification if any such loss, damage costs expenses result from intentional or negligent misconduct or breach of this Agreement by GRM or its employees.

b. GRM shall indemnify, defend and hold IDST harmless from all loss, damage, cost expense (including attorneys' fees and court costs), arising out of IDST's performance of its duties hereunder; provided however, that IDST shall not be entitled to such indemnification if any such loss, damage costs expenses result from intentional or negligent misconduct or breach of this Agreement by IDST or its employees.

c. Indemnification under this paragraph shall endure beyond the termination of this agreement.

14. LIABILITY INSURANCE AND TAXES- GRM shall keep in force adequate insurance against physical damage and against liability for loss, damage, or injury to property or persons which might arise out of the occupancy, management, operation, or maintenance of the National Call Center. The amounts and types of insurance shall be acceptable to both IDST and GRM, and any deductible required under such policies shall be GRM 's expense. IDST shall be covered as additional insured on all liability insurance maintained with respect to the premises. Said policies shall provide that notice of default or cancellation shall be sent to IDST. GRM shall arrange for liability insurance, workman's compensation, all payroll tax service, bookkeeping, and state, federal, local and FICA taxes shall be paid at the sole expense of GRM for all employees of the National Call Center. IDST shall be provided with a valid certificate of liability insurance and notification of any cancellation thereof.

15. GRM ASSUMES NO LIABILITY-

GRM assumes no liability whatsoever for any act or omissions of IDST. GRM assumes no liability for any failure of or default by the IDST in the payment of assessment or other charges (with prior approval by IDST) or in the performance of any obligations owed by IDST. Nor does GRM assume any liability for previously unknown violations of environmental or other regulations which may become known during the period this Agreement is in effect. Any such regulation violations or hazard discovered by GRM shall be brought to the attention of IDST in writing, and IDST shall promptly cure them.

16. GRM'S COMPENSATION AND EXPENSES- As compensation for the service provided by Agent under this Agreement (and exclusive of reimbursement of expenses to which Agent is entitled hereunder), Client shall pay Agent as follows:

a. FOR SALES AND MARKETING SERVICES- For the full term of this agreement IDST shall pay an amount equal to twelve (12%) percent of the wholesale price of each unit sold to dealers set up by GRM, as compensation for its Sales and Marketing services via the national call center. This sum is net to Agent. IDST will continue to pay the set-costs on a pro-rata basis for all dedicated sales people. After the current leads are exhausted (12,000) GRM will pick up the costs of all leads required. Any sales by American Portable Power, LLC (and any other "special" dealers set up direct by IDST) shall be exempt from ANY commission to GRM. An "incident" fee of forty dollars $40.00 will be paid to GRM for support to machines sold by any other "special" dealers of IDST. IF required. IDST will refer all other dealer inquiries to GRM. Should IDST appoint a LIMITED amount other "special" dealers direct they will inform GRM.

It is expected that by the end of the initial six months, GRM should be generating enough commissions to replace the guaranteed base of$9,633.00 USD.

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Example	Rate	Commission	6 Months	Net Base	IDST Payment
Sales Volume			BASE
5,000.00	12%	$600.00	$9,633.00	$9,033.00	$9,633.00
35,000.00	12%	$4,200.00	$9,633.00	$5,433.00	$9,633.00
50,000.00	12%	$6,000.00	$9,633.00	$3,633.00	$9,633.00
75,000.00	12%	$9,000.00	$9,633.00	$633.00	$9,633.00
100,000.00	12%	$12,000.00	$9,633.00	$—	$12,000.00

b. STOCK OPTIONS- Parties specifically agree to formulate a Stock Compensation plan within 2 weeks of the signing of this agreement.

This Plan is above and beyond base pay and commissions to GRM.

c. INTEREST ON UNPAID SUMS- Any funds due GRM under any provision of this Agreement and not paid within 30 days, shall bear interest at the rate of 2% per month.

d. PER SEAT CHARGE- The costs to IDST shall be $50 per seat dedicated to IDST and $50 maximum charge for incidental costs, i.e. telephone charges, etc...

17. TERMINATION

a. TERMINATION BY EITIIER PARTY- This agreement may be terminated by either Party, without cause, at the end of the initial term or of any following term year upon the giving of thirty day's written notice prior to the end of said initial term or following term year.

b. TERMINATION FOR CAUSE- Notwithstanding the foregoing, this Agreement shall terminate in any event and all obligations of the parties hereunder shall cease (except as to liabilities or obligations which have accrued or arisen prior to such termination, or which accrue pursuant to paragraph 16 of this agreement as a result of such termination, and obligations to insure and indemnify), upon the occurrence of any of the following event:

i. BREACH OF TIDS AGREEMENT- Thirty (30) days after the receipt of notice by either party to the other specifying in detail a material breach of this Agreement, if such breach has not been cured within said thirty (30) day period.

ii. FAlLURE TO ACT, ETC.- In the event that any insurance required by IDST is not maintained without by lapse, or it is alleged or charged that IDST, its GRM or employees file to comply with any law or regulation or any order or ruling of any public authority, and either party in its sole discretion, considers that the action or position of the other Party may result in damage or liability to it, such party shall have the right to terminate this Agreement at any time by written notice to the other party, and such termination shall be elective upon the service of such notice.

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iii. FILING IN BANKRUPTCY- If either party shall file any petition in bankruptcy or for arrangement, reorganization or other relief under the bankruptcy laws, the other party shall have the right to terminate this Agreement by serving notice of such termination.

c. TERMINATION COMPENSATION- If GRM is terminated for valid cause; compensation shall terminate on the same date. Should GRM be terminated without cause, compensation shall be paid immediately and through the expiration of the current contract period.

d. CLIENT RESPONSIBLE FOR PAYMENTS- Upon termination of or withdrawal from this Agreement, IDST shall assume the obligations of any contract that was PRE-APPOVED or outstanding third party invoices executed by GRM under this Agreement for and on behalf of Client and responsibility for payment of all unpaid third party invoices.

18. COMPLETE AGREEMENT- This Agreement, including any specified attachments, constitutes the entire agreement between IDST and GRM with respect to the management and operation of the asset and supersedes and replaces all previous management agreements. No change to this agreement shall be valid unless made by supplemental written agreement executed and approved by both parties. Each party hereby agrees that the other party has made no warranties, representations, covenant, or agreements, expressed or implied, other than those set forth herein.

19. RIGHTS CUMULATIVE: NO WAIVER- No right or remedy herein conferred upon or reserved to either of the parties is intended to be exclusive of any other right or remedy, and each and even right and remedy shall be cumulative and in addition to any other. The failure of either parry to this Agreement to insist: at any time upon the strict observance or performance of any of the provisions of this Agreement or to exercise any right or remedy as provided in this Agreement or to exercise any right or remedy as provided hereunder shall not impair any such right or remedy or be construed as a waiver of such right or remedy with respect to subsequent default.

20. APPLICABLE LAW AND PARTIAL INVALIDITY- The execution, interpretation, and performance of this agreement shall in all respects be controlled and governed by the laws of the State of Nevada. If any part of this Agreement shall be declared invalid or unenforceable. All remaining clauses will remain in full force and effect.

21. NOTICES- Any notices, demands, consents, and reports necessary or provided for under this Agreement shall be in writing and shall be addressed as follows, or at such other address the parties individually may specify in writing:

GLOBAL RESPONSE MARKETING, LLC (GRM) 2847 Via Florentine Street Henderson, NV 89074	IDS SOLAR TECHNOLOGIES, INC. (IDST) Bruce Knoblich, CEO 533 Birch Street Lake Elsinore, CA 92530

22. AGREEMENT BINDING UPON SUCCESSORS AND ASSIGNS- This agreement shall be binding upon the parties hereto and their respective personal representatives, heirs, administrators, executors, successors and assigns.

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23. ITEMIZED SERVICES- Labor time for unbudgeted services shall be billable at the hourly rate(s) below:

Entry level labor will be billed at $13.00 USD/hour. Senior administrative staff will be billed at $27.50 USD/hour. Principals will be billed at $37.50 USD/hour. Special non-emergency projects outside the scope of normal management will need prior approval by Client prior to the Agent providing and billing for extra labor

24. FACSIMILE 1RANSMISSIONS- Signatures transmitted using a facsimile machine will be considered as originals and binding upon all parties.

25. PRECLUSION OF OTHER WORK- Nothing in this agreement shall preclude either of the Parties herein from conducting and participating in other transactions, or work.

26. CONFIDENTIAL INFORMATION- "Confidential Information" shall mean all information, data calculations, computer programs and software facilities structures, projects, and capital enhancements, facilities and programs, investment techniques, relationships, contracts, buyers and sellers, agents, addresses, all contact points, addresses, or other means of communication, and includes, not so as to limit the generality of the foregoing, bank information, transaction codes and references, bank coordinates, Client and lender identification, business, trusts, corporations, groups, individuals, partners, brokers, terms and conditions, provisions and essential operations of all discussions, letters, faxes, memoranda, documents, contracts, leases, bank instruments, permits and privileges of any nature or kind which has been or will be disclosed or discovered directly or indirectly by one of the Parties to and from the other Party.

The "Confidential Information" portion of this Agreement shall be in effect from the date hereof for a period of (5) five years, and shall apply to any and all transactions entered into by the parties, their principals, including subsequent communication between the Parties, this Agreement begins with the signing of this document and will terminate FIVE years on the anniversary of the last "service date." Service date is defined as the last date of consulting, communication or close of any contemplated escrow, transfer or at the conclusion of contract services. This five-year date will automatically extend whenever new services or consulting are provided.

Parties confirm that the Confidential Information is the property of the Parties, and that such property has commercial value. All Confidential Information disclosed or transferred by either Party to the other shall remain the property of the disclosing or transferring Party. The receiving Party will return all Confidential Information and copies thereof to the disclosing Party upon the disclosing Party's written request. Parties make no claim or warranty whether express or implied or otherwise regarding its accuracy, usefulness or performance. The Parties hereby agree that neither of them, nor their employees or associates, agents or contractors, shall make any contract with, use or deal in any manner with or otherwise become involved in any transaction with the Confidential Information, unless such contract, use dealing, transaction or involvement is consented to in writing by the other Party, and such consent shall not be unreasonably withheld.

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27. REPRESENTATIONS

he Parties represent and warrant: That each Party has full power and authority to enter into this agreement and that here are no other management agreements in effect.

IN WITNESS WHEREOF, the parties hereto have affirmed their signatures this 24 day of January 2013.

Signature: /s/ Stephen J. Campbell	Date: 1/28/13
Stephen J. Campbell, Member of Global Response Marketing, LLC (GRM)

Signature: /s/ Barry McCullers	Date: 1/28/13
Barry McCullers, Member of Global Response Marketing, LLC (GRM)

Signature: /s/ Bruce Knoblich	Date: 1/28/13
Bruce Knoblich, CEO of IDS SOLAR TECHNOLOGIES, INC. (IDST

Such notice or communication may be mailed by U.S.; registered or certified mail, return receipt requested postage prepaid and may be deposited in a U.S. Post Office or depository. Such notices, demands, consent, and report may also be delivered by hand, or by any other receipted method or means permitted by law notices shall be deemed to have been "given" or "delivered" upon personal delivery or forty-eight (48) hour after having been deposited in the U.S. mails as provided herein. Address for delivery of such notices shall be 6250 Mountain Vista Street, Suite A-1, Henderson, Nevada, 89014, USA.

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